Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Interactive Intelligence Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Interactive Intelligence, Inc. of our report dated March 16, 2010, with respect to the consolidated balance sheets of Interactive Intelligence, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Interactive Intelligence, Inc.

Our report on the consolidated financial statements includes an explanatory paragraph referring to the change in the manner in which Interactive Intelligence, Inc accounts for uncertain tax positions, effective January 1, 2007.

/s/ KPMG LLP
Indianapolis, Indiana
June 11, 2010